Exhibit 99.1




Len Cereghino & Co.                    CLIENT:   PBOC HOLDINGS, INC.
CORPORATE INVESTOR RELATIONS           CONTACT:  J. Michael Holmes, CFO
2605 Western Ave., Seattle, WA 98121             (323) 954-6651
(206) 448-1996



NEWS RELEASE



   PBOC FORMALIZES PLAN TO REDUCE INTEREST RATE RISK AND STRENGTHEN LENDING
   ------------------------------------------------------------------------
        INFRASTRUCTURE UNDER A VOLUNTARY AGREEMENT WITH REGULATORS
        ----------------------------------------------------------

Los Angeles, CA - June 20, 2000 - PBOC Holdings, Inc.(Nasdaq: PBOC) today reported it has formalized on-going plans to reduce interest rate risk, strengthen its lending infrastructure, and fill open positions on the Board of Directors at the request of the Office of Thrift Supervision (OTS) through a voluntary supervisory agreement between the OTS and People's Bank of California, a wholly-owned subsidiary of PBOC Holdings. The Bank remains well capitalized and profitable.

"Over the past five years, we have made solid progress in re-positioning PBOC into commercial banking and away from a traditional thrift," said Rudolf P. Guenzel, President of PBOC. "The adoption of the supervisory agreement formalizes many of the steps we have already taken to expand and strengthen our lending programs, particularly in the consumer and commercial areas. It also addresses our exposure to increasing interest rates, which has been substantially reduced by our pro-active programs. Additionally, we will promptly fill the two open positions on our nine-member Board of Directors.
We believe that the Bank is in substantial compliance with the terms of the supervisory agreement, and that the agreement will not adversely affect our pending applications to convert from a federally chartered savings bank to a state chartered commercial bank. Following the charter conversion, regulatory oversight will shift from the OTS to the California Department of Financial Institutions, the Federal Reserve, and the FDIC (Federal Deposit Insurance Corporation)."

As part of the program to strengthen its lending infrastructure, PBOC has expanded and refined its loan underwriting and review policies and procedures. In addition, PBOC has recently added several experienced commercial bankers to its senior management team. In March, Louie M. Brown, Jr. joined as VP Commercial Lending in Orange County. In May, Ronald Crane was named to the newly created position of SVP, Senior Credit Administration Officer, and Gordon Leonard joined as VP Loan Review Officer.

The Bank has also implemented an asset/liability management strategy to limit its exposure to earnings and asset valuation fluctuations resulting from interest rate changes over time. During the past six months, the Bank has reduced its interest rate sensitivity gap, which is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. At March 31, 2000, PBOC's one year cumulative gap was (5.74%) down from (8.46%) at December 31, 1999 and (7.26%) at September 30, 1999. "We began working to reduce our exposure to rising interest rates in advance of the interest rate hikes implemented incrementally this year," stated J. Michael Holmes, Chief Financial Officer. PBOC reported first quarter profits (excluding one-time tax benefits) were up 38% to $7.3 million, or $.37 per share compared to 1999's first quarter.

"Unlike some of the larger California banks, we do not see any significant deterioration in our asset quality," Guenzel continued. "The outlook for both asset quality and profitability remains positive. We believe that our operations are

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currently in substantial compliance with the lending infrastructure action plan we put into place last year and with our current plan to reduce interest rate risk. We anticipate announcing the addition of two new outside directors in the near future, to complete our agreement with the OTS."

PBOC Holdings, Inc. is the parent company for People's Bank of California, a federally chartered savings bank, which has 24 full-service branch offices located in Orange, Ventura and Los Angeles Counties in Southern California. As of March 31, 2000, PBOC had total assets of $3.6 billion.

ANY STATEMENTS SET FORTH ABOVE THAT ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISION OF THE PRIVATE LITIGATION REFORM ACT (SLRA) OF 1995, INCLUDING STATEMENTS CONCERNING THE COMPANY'S STRATEGIES, PLANS, OBJECTIVES AND INTENTIONS. SUCH STATEMENTS ARE SUBJECT TO A VARIETY OF ESTIMATES, RISKS AND UNCERTAINTIES, KNOWN AND UNKNOWN, WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS FOR FUTURE PERIODS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. POTENTIAL RISK AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE BANK'S CURRENT SUBSTANTIAL COMPLIANCE WITH AND FUTURE ABILITY TO COMPLY WITH THE SUPERVISORY AGREEMENT, FLUCTUATIONS IN MARKET RATES OF INTEREST, GENERAL ECONOMIC CONDITIONS AND OTHER RISKS, CERTAIN OF WHICH ARE DETAILED FROM TIME TO TIME IN THE COMPANY'S FILING WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE COMPANY DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT OCCURRENCES OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

NOTE: Transmitted on Business Wire at 1:00 p.m. on June 20, 2000


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